Exhibit 99.2
CONTACT: Jim Kosowski
304-234-2440
RELEASE DATE: September 30, 2005
FOR IMMEDIATE RELEASE
WHEELING-PITTSBURGH STEEL CORPORATION
PROVIDES THIRD QUARTER UPDATES
     WHEELING, WV, September 30, 2005 – Wheeling-Pittsburgh Steel Corporation announced today that various approvals have been obtained from the Emergency Steel Loan Guarantee Board (ESLGB), as Federal guarantor, Royal Bank of Canada, as administrative agent, and the lenders under its $250 million term loan agreement. The approvals allow for the contribution of its coke producing and related assets to the joint venture with SNA Carbon, a wholly owned subsidiary of Severstal North America, Inc., a liquidity enhancement of up to $75 million by allowing an increase in borrowing availability under its existing $225 million revolving credit facility, financial covenant relief for the third and fourth quarters of 2005, and other administrative matters.
     During most of 2005, Wheeling-Pittsburgh’s earnings have been hampered by unusual events, including disruption in coal deliveries from its major coal supplier, the ductwork collapse at its basic oxygen furnace in December 2004, and issues related to the early ramp-up and operation of its electric arc furnace. In recognition of these events, the lenders have agreed to modify the financial covenants for the third and fourth quarters of 2005. With these modifications, Wheeling-Pittsburgh expects to be in compliance with the covenants for the third quarter of 2005. As previously reported, the Company may not be in compliance with certain financial covenants in future periods, depending on future market conditions and other factors. We intend to continue working with the ESLGB and our lenders on this matter.
     Wheeling-Pittsburgh also announced today that operating income for the third quarter is anticipated to be in excess of $20 million lower than previously expected. This is primarily due to greater than anticipated increases in scrap costs in the third quarter, as well as lower selling prices. Third quarter shipments are expected to be 550,000 tons, up 25,000 tons from 525,000 tons, and production is expected to be 30,000 tons lower, from 600,000 to 570,000 tons.
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Wheeling-Pittsburgh Steel Corporation Third Quarter Updates

     “Raw material costs increased more rapidly in the third quarter than our ability to recoup them in higher prices,” said James G. Bradley, Chairman and CEO of Wheeling-Pittsburgh Steel. “We are, however, extremely pleased with the closing of our coke plant joint venture as well as with the cooperation we have received from the ESLGB, Royal Bank of Canada and the lenders in helping us form that venture, improve our liquidity and resolve our immediate covenant issues.”
     This release may contain projections or other forward-looking statements regarding future events or the future financial performance of Wheeling-Pittsburgh Corporation that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the “Business — Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and other reports and filings with the SEC, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. While Wheeling-Pittsburgh Corporation may elect to update forward-looking statements from time to time, the Company specifically disclaims any obligation to do so.
About Wheeling-Pittsburgh Steel:
     Wheeling-Pittsburgh Steel is a steel company engaged in the making, processing and fabrication of steel and steel products using both integrated and electric arc furnace technology. The Company’s products include hot rolled and cold rolled sheet and coated products such as galvanized, pre-painted and tin mill sheet. The Company also produces a variety of steel products including roll formed corrugated roofing, roof deck, floor deck, bridgeform and other products used primarily by the construction, highway and agricultural markets.
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